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Joy Schmitt
Media Relations
schmitt@genta.com
908-286-6449

Tara Spiess
Investor Relations
info@genta.com
(908) 286-3980

                 Genta Reports Fourth Quarter and Year End 2003
                       Financial Results and Developments

BERKELEY HEIGHTS, NJ - February 11, 2004 - Genta Incorporated (Nasdaq: GNTA) today announced financial results for the quarter ended December 31, 2003. The Company also highlighted several noteworthy corporate milestones of 2003 including:

o The Company launched its first commercial product, Ganite(TM) (gallium nitrate injection) for treatment of cancer-related hypercalcemia that is resistant to hydration. Ganite was approved by the Food and Drug Administration (FDA) following Genta's submission of a supplemental New Drug Application (sNDA). (For full prescribing information on Ganite, please visit www.ganite.com.)

o Genta completed submission of a NDA for Genasense(TM) (oblimersen sodium) plus dacarbazine for the treatment of patients with advanced melanoma. The application has been accepted for Priority Review by the FDA, which targets an action date for approvability on or before June 8, 2004.

o The Company completed accrual into three, randomized Phase 3 clinical trials of Genasense. Data from the first trial in advanced melanoma comprised the NDA submission. Data from the other two trials - in multiple myeloma and chronic lymphocytic leukemia (CLL)- are currently being collected. A positive result from these studies may form the basis for subsequent sNDAs for Genasense.

o To enable the launch of Ganite, Genta recruited and deployed a dedicated oncology sales force that is exclusively marketing Ganite in the U.S. and, pending approval, will co-promote Genasense in the U.S. with our partner Aventis.

o Genta completed the acquisition of Salus Therapeutics, Inc., thereby expanding the Company's programs in RNA/DNA-based Medicines, which includes oligonucleotide-based platforms in antisense, RNA interference, and decoys.

"The past year marked the formal transition of the Company from a research-focused organization into a marketing-oriented organization," said Dr. Raymond P. Warrell, Jr., Genta's Chairman and Chief Executive Officer. "With the filing and approval of Ganite, followed by the filing for Genasense, we have made significant strides toward our commercial goals. As an organization, we remain committed to delivering innovations in cancer care to patients afflicted with this disease."

Financial Strength

Cash, cash equivalents, and short-term investments totaled $82.9 million as of December 31, 2003, compared to $87.4 million at the end of the 3rd quarter of 2003 and $113.7 million as of December 31, 2002. In the 4th quarter ended December 31, 2003, the Company's net loss applicable to common shareholders was $19.9 million, or $(0.26) per share, compared to a loss of $29.7 million, or $(0.40) per share for the same period in 2002. For the year ended December 31, 2003, the Company reported a net loss applicable to common shareholders of $50.1 million, or $(0.67) per common share, compared to a net loss of $74.5 million, or $(1.05) per common share, for the corresponding period in 2002.

Revenues in the 4th quarter totaled $2.7 million compared with $1.3 million in the corresponding 2002 period. The increase was driven by the launch of Ganite in October 2003, with Ganite net sales totaling $1.4 million in the quarter. Revenues for the year totaled $6.7 million, an 87% increase over 2002 revenues of $3.6 million. In addition to Ganite, revenues are primarily comprised of the amortization of payments made by Aventis pursuant to a collaboration agreement for Genasense that was signed in the 2nd quarter of 2002.

In the 4th quarter, total gross operating expenses, before Aventis reimbursement decreased from $45.9 million in 2002 to $37.8 million 2003. The 4th quarter of 2002 included a very high level of clinical drug purchases ($22.6 million). The savings from lower clinical drug purchases in the 4th quarter of 2003 was partially offset by the write-off of in-process R&D related to the Salus Therapeutics acquisition in August 2003. The $13.5 million in-process R&D write-off included in the 4th quarter of 2003 is a non-cash expense and reflects the standard analysis of the acquisition per Financial Accounting Standard (FAS)
141. These same factors also impacted 4th quarter net operating expenses. Total operating expenses, net of $15.5 million in Aventis reimbursements, were $22.2 million, which represented a decrease of $9.1 million relative to the comparable quarter in 2002.

For the year ended December 31, 2003, total gross operating expenses before Aventis reimbursement of $112.9 million increased by $5.2 million compared with the comparable period in 2002. While gross operating expenses increased, net operating expenses of $57.0 million, after $55.9 million in Aventis reimbursements, decreased by $22.2 million compared with the comparable period in 2002.

In March 2003 Genta signed an amendment to the Aventis collaboration agreement, which established a credit line of up to $40 million related to the development, manufacturing, and commercialization of Genasense. In the first two quarters $25 million were drawn against the line of credit. A further $10 million were drawn in the 4th quarter. We will continue to utilize this line of credit based on planned drug purchases and other company needs.

Based on the December 31, 2003 cash, cash equivalents, and short-term investments balance of $82.9 million, projected Aventis expense reimbursements, and the remaining line of credit, Genta anticipates it has sufficient capital resources to support operations through 2004. Per the terms of the Aventis collaboration agreement, additional funding in the form of a cash milestone and convertible debt would be available to Genta upon the approval of the pending Genasense NDA.

Commercial and Product Development Highlights

Ganite(TM) (gallium nitrate injection)

o In April, Genta filed its first regulatory submission in the form of an sNDA to market Ganite as a treatment for patients with cancer-related hypercalcemia that is resistant to hydration.

o During the 2nd and 3rd quarters, the Company recruited a highly experienced team of sales professionals that cover 18 territories throughout the U.S.

o In October, following receipt of FDA approval for Ganite, Genta launched the drug and is marketing the product exclusively in the U.S.

o Coincident with the launch, Genta initiated its patient assistance program called Genta Cares(TM) to facilitate access to Ganite treatment.

o Ganite is also being evaluated as a potential treatment for patients with non-Hodgkin's lymphoma (NHL) in combination with anticancer therapy.

Genasense(TM) (oblimersen sodium)

o Genta completed patient enrollment into its randomized Phase 3 trials of Genasense plus chemotherapy in patients with malignant melanoma, multiple myeloma, and CLL.

o In June, the FDA granted "Fast Track" designation for Genasense for the treatment of patients with CLL. Each of the three lead Genasense indications has now achieved both Fast Track and Orphan Drug Designations. The Fast Track designation is intended to expedite the regulatory review of new drugs that target serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs.

o In September, the Company announced the results of the Phase 3 randomized trial of Genasense plus dacarbazine in patients with advanced melanoma. A consistent improvement across clinical measures was seen in patients treated with Genasense, as measured by time-to-progression, progression-free survival, major antitumor response, major durable response, as well as a trend toward improved overall survival. The safety profile of the drug included an increase in neutropenia, thrombocytopenia, and fever. Based on these data, the Company initiated a "rolling" NDA submission to the FDA for Genasense plus dacarbazine for patients with advanced melanoma.

o Genta completed the Genasense NDA submission for advanced melanoma in December and requested designation of the application for Priority Review from the FDA. Applications that are granted Priority Review are usually targeted for action by the FDA within 6 months from the date of submission. (The NDA was formally accepted for Priority Review by FDA in February 2004.)

o The Genasense filing represents the first NDA for systemic use of an antisense-based drug in any biomedical indication, as well as the first NDA for a drug that directly targets the final "cell death pathway" (known as apoptosis), which is impaired in a large number of diseases.

Corporate Acquisitions

In August, Genta announced the acquisition of Salus Therapeutics, Inc., a privately-held company that specialized in the identification and development of DNA and RNA-based drugs including antisense, RNA interference, and delivery systems for DNA/RNA-based drugs. The acquisition provided enhanced laboratory capabilities that complement the Company's oncology drug discovery programs in DNA and RNA Medicines.

Clinical Trials

o During 2003, Genta, in collaboration with Aventis, initiated a number of new clinical trials, several of which were sponsored in collaboration with the National Cancer Institute (NCI). Noteworthy among these trials were:

      o Phase 2 trial of Genasense in patients with advanced breast cancer. The study is evaluating the safety and efficacy of Genasense in combination with Taxotere(R) (docetaxel) and doxorubicin, two standard chemotherapy treatments;

      o Phase 2 trial of Genasense plus interferon-alpha in patients with advanced kidney cancer;

      o Phase 1-2 trial evaluating Genasense used alone for patients with advanced Waldenstrom's macroglobulinemia (a condition that is related to multiple myeloma);

      o Phase 1 trial using Genasense plus Gemzar(R) (gemcitabine) in patients with advanced solid tumors, focusing on patients with pancreatic cancer;

      o Phase 1 trial of Genasense plus CHOP-R (a standard chemotherapy program comprised of cyclophosphamide, doxorubicin, vincristine, prednisone, and rituximab) in previously untreated patients with advanced NHL.

o To further support its pivotal trials in CLL and myeloma, Genta continued or initiated several additional trials, including:

      o A Phase 2 clinical trial in patients with CLL using Genasense in combination with rituximab and fludarabine in previously untreated and relapsed patients;

      o     A Phase 2 trial of Genasense plus VAD
            (vincristine/doxorubicin/-dexamethasone) in myeloma;

      o A Phase 2 trial of Genasense plus thalidomide/dexamethasone in myeloma.

o Throughout the year, investigators presented scientific results of Genasense studies at medical meetings, including the American Society of Hematology (ASH), the American Society of Clinical Oncology (ASCO), and the American Association for Cancer Research (AACR) meetings. These studies investigated the safety and efficacy of Genasense combined with anticancer therapy in the treatment of CLL, acute myeloid leukemia, NHL, myeloma, non-small cell lung cancer, small cell lung cancer, and prostate cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company's research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense(TM) (oblimersen sodium), the Company's lead compound from its oligonucleotide program, is being developed with Aventis and is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta's small molecule program is Ganite(TM) (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release and the conference call to follow contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company's Annual Report/Form 10-K for 2002.

SOURCE: Genta Incorporated

                               Genta Incorporated
                 Selected Condensed Consolidated Financial Data
                      (In thousands, except per share data)

                                                       Three Months Ended              Years Ended
                                                          December 31,                 December 31,
                                                      2003            2002         2003           2002
                                                    ---------      ---------     ---------      ---------
Revenues
   Product Sales - Net                              $   1,420      $      --     $   1,420      $      --
   License Fees/Development Funding/Other               1,314          1,319         5,239          3,559
                                                    ---------      ---------     ---------      ---------
Total Revenues - Net                                    2,734          1,319         6,659          3,559

Cost of Goods Sold                                        404                          404
                                                    ---------      ---------     ---------      ---------

Gross Margin                                            2,330          1,319         6,255          3,559

Operating Costs and Expenses:
   Research and Development                            28,299*        40,760        82,875*        86,645
   Selling, General and Administrative                  9,406          4,816        29,604         20,052
   Compensation Expense Related to Stock Options           74            300           436          1,016
                                                    ---------      ---------     ---------      ---------
Total Cost and Expenses - Gross                        37,779         45,876       112,915        107,713
   Aventis Reimbursement                              (15,541)       (14,554)      (55,891)       (28,451)
                                                    ---------      ---------     ---------      ---------
Total Cost and Expenses - Net                          22,238         31,322        57,024         79,262

Loss from Operations                                  (19,908)       (30,003)      (50,769)       (75,703)

Other Income, principally net interest income              (9)           466           666          1,359
Income Taxes                                               (6)          (184)           (6)          (184)
                                                    ---------      ---------     ---------      ---------
Net Loss, applicable to common shareholders         $ (19,923)     $ (29,721)    $ (50,109)     $ (74,528)
                                                    =========      =========     =========      =========

Net loss per Common Share                           $   (0.26)     $   (0.40)    $   (0.67)     $   (1.05)
                                                    =========      =========     =========      =========

Shares used in computing net loss per share            76,262         73,399        75,093         70,656
                                                    =========      =========     =========      =========

* includes $13,465 write-off of acquired In-Process R&D per FAS 141 analysis of the acquisition of Salus Therapeutics

                   Condensed Consolidated Balance Sheet Data

                                                     December 31,   December 31,
                                                        2003           2002
                                                     ------------   ------------
Cash, cash equivalents and
   short-term investments                             $ 82,928       $113,716
Working capital                                         82,281         91,586
Total assets                                           114,675        136,419
Total stockholders' equity                              12,254         46,703